UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2006

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On June 28, 2006, in connection with the closing of the new credit facility described under Item 2.03 below, Pope & Talbot, Inc. (“the Company”) used substantially all of the proceeds from the new term loans described under Item 2.03 below to terminate and repay outstanding borrowings under its existing Canadian and U.S. revolving credit facilities, its Halsey pulp mill lease financings, and its receivable sales arrangement. More specifically:

(a) The Company repaid all outstanding borrowings under and then terminated its Third Amended and Restated Credit Agreement dated November 30, 2004, as amended, with The Toronto-Dominion Bank, as agent, and a group of Canadian banks. This agreement previously provided two extendable revolving credit facilities totaling $180.0 million Canadian, with the revolving credit provisions scheduled to expire on July 29, 2006 after which the outstanding balances could be converted into one-year term loans subject to existing financial covenant and borrowing base requirements. The lines were secured by certain inventory and accounts receivable, the Company’s Canadian sawmills and its Canadian pulp mills’ land and equipment. The revolving credit agreement contained certain restrictive covenants applicable to the Company’s Canadian subsidiaries, including a maximum leverage ratio and minimum interest coverage ratio. There were no penalties associated with early termination of this agreement.

(b) The Company repaid all outstanding borrowings under and then terminated its $35 million revolving credit facility with a U.S. lender. The agreement was scheduled to expire in March 2007 and was secured by certain accounts receivable and inventory. There were no penalties associated with early termination of this agreement.

(c) Pursuant to an agreement negotiated with the other parties to its Halsey pulp mill lease financings, Pope & Talbot Ltd. (“Limited”), a Canadian subsidiary wholly owned by the Company, repurchased the Halsey pulp mill and the Halsey pulp mill chlorine dioxide facility for a total of $65.6 million. The other parties included Wilmington Trust Company, as Owner Trustee and Lessor, SELCO Service Corporation, as Owner Participant, Wells Fargo Bank Northwest, as Indenture Trustee, and the various Note Purchasers. The leases had terms ending in 2012, with early repurchase options exercisable on January 2, 2007 for an aggregate repurchase price of $59.1 million. Rent payments totaling $5.8 million were also due in July 2006. The Company faced likely covenant violations and defaults under the Halsey leases if it did not exercise the early repurchase options and repurchase the Halsey pulp mill by January 2, 2007. The $65.6 million paid to the other parties represented a $3.6 million premium over the Company’s carrying value for the lease financing obligation, which will be charged to earnings in the second quarter of 2006. The Company also wrote off $0.4 million of debt issuance costs previously capitalized in connection with the Halsey leases. The repurchase of the Halsey pulp mill does not affect the existing $6.5 million long-term obligation incurred in connection with the Halsey mill chlorine dioxide lease financing that is being retired through the allocation of state pollution control tax credits and other tax attributes to the investor.

(d) Limited repurchased all uncollected accounts receivable that it had previously sold to a financial institution under its Receivables Purchase Agreement with the institution, and

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then terminated the agreement. There were no penalties associated with early termination of this agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 28, 2006, the Company and Limited entered into a Credit Agreement (the “New Credit Agreement”) with Ableco Finance LLC, Wells Fargo Financial Corporation Canada, (the “Lenders”), relating to a $325 million senior secured credit facility. The new credit facility consists of a term loan for $130.5 million due June 28, 2012, a term loan for $119.5 million due September 28, 2012, and a $75 million revolving credit facility expiring June 28, 2012 of which $40 million is available for cash borrowings and $35 million for letters of credit and various bank products. The new credit facility is secured by substantially all of the assets of the Company and its subsidiaries.

The term loans bear interest at either LIBOR plus a spread of 3.75% to 7.75% or prime plus a spread of 2.75% to 6.75%, with the amount of the spread at any time based on the Company’s trailing four quarters’ EBITDA, its ratio (the “Leverage Ratio”) of outstanding obligations under the new facility and obligations under capital leases to trailing four quarters’ EBITDA, and whether trailing four quarters’ EBITDA is greater or less than 80% of projections for the period. Until delivery of financial statements for the quarter ended June 30, 2006, the interest rate spreads will be 6.75% for LIBOR loans and 5.75% for loans based on prime. For all purposes under the new facility, EBITDA does not include any lumber import duty refunds the Company and its subsidiaries may receive, for example, pursuant to the recently-announced framework for resolution of the Canada-U.S. softwood lumber dispute. Borrowings under the revolving credit facility bear interest at either LIBOR plus a spread of 2.25% to 3.0% or prime plus a spread of 1.25% to 2.0%, with the amount of the spread each month based on the average utilization of the revolving credit facility for the prior month.

The new credit facility includes a covenant requiring positive EBITDA for the four-quarter periods ended June 30, 2006 and September 30, 2006, EBITDA of at least $25 million for the year ended December 31, 2006, and increasing levels of required EBITDA for subsequent periods up to $70 million for the four-quarter periods ended December 31, 2009 and thereafter. On and after December 31, 2009, another covenant will require the Leverage Ratio to be no more than 2.75-to-1 as of the end of each quarter. The covenants also generally limit capital expenditures by the Company and its subsidiaries to $30 million per year, with provision for some carry over of unspent amounts into the succeeding year. The new credit facility also includes a covenant restricting the Company’s ability to pay dividends on its common stock unless and until EBITDA exceeds $55 million for any year and the Leverage Ratio at the end of that year is no more than 2.75-to-1.

The new credit facility also includes certain mandatory and optional prepayment provisions related to the term loans, including mandatory prepayments of (i) 75% of the after-tax net proceeds of any lumber import duty refunds the Company and its subsidiaries receive (such prepayments to be made without any prepayment premiums), (ii) 50% of any excess cash flow (as defined) declining to 25% of excess cash flow if the Leverage Ratio is less than 2.75-to-1

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(such prepayments to be made annually and without any prepayment premiums), (iii) 100% of the net proceeds of certain assets sales and insurance recovery events (with the first $7.5 million of such proceeds to be without any prepayment premiums and the remainder to require payment of prepayment premiums), (iv) 100% of the net proceeds of certain stock issuances declining to 50% of such proceeds if the Leverage Ratio is less than 2.75-to-1 (such prepayments to require prepayment premiums) and (v) 100% of certain receipts of funds, generally receipts from governmental agencies or similar entities, with prepayment premium required for such receipts. Prepayment premiums, when required, shall equal 4% of prepayments made on or before June 28, 2008, and 1% of prepayments made after June 28, 2008 and on or before June 28, 2009, with no prepayment premium required for prepayments made thereafter.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

4.1	Credit Agreement dated June 28, 2006 between Pope & Talbot, Inc., Pope & Talbot Ltd., The Several Lenders, Lehman Brothers Inc., Lehman Commercial Paper Inc., Ableco Finance LLC, and Wells Fargo Financial Corporation Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on June 30, 2006.

POPE & TALBOT, INC.
Registrant

By	/s/ Maria M. Pope
	Name:	Maria M. Pope
	Title:	Vice President and General Manager, Wood Products Division, and Chief Financial Officer

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